                                                                    Exhibit 10.5


                                 July 12, 2000



Mr. C. E. "Gene" Miller
Eagle Investments Inc.
P.O. Box 348
Traverse City, MI   49685-0348

Dear Gene,

     After numerous discussions and detailed review, Miller Exploration (hereinafter "MEXP") will agree to purchase the following interest from Eagle Investments (hereinafter "Eagle"), subject to Board approval and (to the extent
                                                             ---
necessary) shareholder approval. As you are aware, we both need to present a purchase and sale agreement that would withstand the highest scrutiny, due to the roles you play both in MEXP and Eagle.

     Pursuant to the letter dated April 1, 1999 (attached as Exhibit "A"), MEXP had specific restrictions regarding the right to repurchase and certain rights which have now expired. Subject to the terms and conditions described below, Eagle will contribute capital, extend said agreement, and modify certain rights as detailed below. It is therefore agreed:

     1) Eagle will infuse five hundred thousand ($500,000) dollars into MEXP in exchange for common stock at $1.35/share. Eagle will wire said funds to MEXP within five (5) business days of Board approval or shareholder approval if required.

     2) MEXP will purchase an undivided 50% of Eagle's non-producing leasehold in the Mississippi Salt Basin pursuant to the interest represented in Exhibit "B" for a purchase price of two million ($2,000,000) dollars. Consideration will be paid in the form of MEXP common stock @ $1.35/share.

     3) MEXP's purchase of the above will be subject to shareholder approval of the Guardian Energy Management Corporation equity infusion of five million ($5,000,000) dollars.

     4)  Eagle will be granted warrants as follows:


               Warrants    Exercise       Term
               --------    --------       ----
               781,250      $1.35/share    1 year from the date of shareholder approval
               1,250,000    $2.50/share    2 years from the date of shareholder approval

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Mr. C. E. "Gene" Miller
Page 2
July 12, 2000

     5) Eagle will be responsible for its proportionate share of the working interest to drill the proposed wells on the salt domes pursuant to Exhibit "B". Upon shareholder approval, MEXP will reimburse Eagle for 50% of its cost to drill and/or complete the respective wells.\

     6) MEXP's purchase will exclude any rights with respect to Eagle's interest in the existing wellbores, specifically the Allar 32-6 and Frost 5-11 #1 (Moselle Dome), Allar #6 (Midway Dome), Campbell #1 (Centerville Dome), and Fairchild #1 (Richmond Dome). In the event of a side track, mechanical difficulties or development location, Eagle will retain its rights in said proposed well(s).

     7)  MEXP will acquire all rights in the Langston #1 drilling unit (Kola
         Dome), excepting the Sligo Formation, which is the current producing
                ---------
         zone in the Langston #1.

       A) Eagle will reserve the Sligo formation rights in the 640-acre drilling units immediately adjoining and abutting the Langston #1 drilling unit. In the event a subsequent well is proposed to the Hosston formation, or a depth greater than the Sligo, Eagle will only have the rights of participation to the extent of its retained working interest in the deeper horizons. However, in the event that the subsequent well(s) is completed in the Hosston or deeper formation(s), and it is then determined within 120 days of reaching total depth, that the zones tested are considered to be unproductive or do not produce in paying quantities, and the well is subsequently completed in the Sligo formation, Eagle will participate, at its option, for its proportionate interest as if no sale had taken place to MEXP. Upon an election by Eagle to participate, Eagle will reimburse MEXP for its proportionate cost of the additional interest acquired as if the well had been drilled to the Sligo formation. If the above 120-day term expires and the well is subsequently completed in the Sligo formation, Eagle will participate as if no sale had taken place to MEXP for its rights in the Sligo formation completion without reimbursement for the drilling.

     8) MEXP will have an exclusive right of first offer on any sales of Eagle's assets, including the remaining non-producing leasehold as well as the producing leasehold, in the counties which contain the existing MEXP leasehold base. MEXP will have a period of 15 days from receipt of such offer to reject or
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Mr. C. E. "Gene" Miller
Page 3
July 12, 2000


           accept the offer ("response period"). In the event of rejection (or no response by MEXP before the end of the response period), Eagle will be free and clear to sell or assign such interest to any third party at the terms and conditions equal to or greater than the terms offered to MEXP. The right of first offer will include a notice from Eagle to MEXP its desire to sell the producing and/or non-producing leasehold. At such time MEXP will have the right to present an offer within the response period described. Additionally, in the event Eagle receives an unsolicited offer from a third party, which is acceptable to Eagle, Eagle will also give MEXP the right of first refusal to accept the terms and conditions provided therein within the response period. The right of first offer will expire on December 31, 2000, unless extended by the mutual consent of both parties.

     9) The purchase contemplated will be subject to the approval of the outside directors of MEXP. A copy of the Resolution approving said sale will be provided to Eagle.

     10) This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and there are no promises, terms, conditions, or obligations other than those contained herein.

     11) This letter agreement and the rights and obligations of the party will be governed and interpreted in accordance with the laws of the State of Michigan without giving effect to principals of conflicts or laws.

     If the above meets with your approval, we would appreciate you signing in the space provided below. This offer must be accepted on or before July 15, 2000, or the proposal contained herein will be null and void.

                              Sincerely,

                              MILLER EXPLORATION COMPANY


                              Kelly E. Miller
                              President and CEO
KEM/sc
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Mr. C. E. "Gene" Miller
Page 4
July 12, 2000


      Agreed to and accepted this ______ day of ______________, 2000.

      EAGLE INVESTMENTS INC.


      By: _________________________________
           C. E. "Gene" Miller, President